Exhibit 10.31(e)

AMENDMENT NO.4 TO MASTER XRP COMMITMENT TO SELL AGREEMENT

THIS AMENDMENT to Master XRP Commitment to Sell Agreement (this “Amendment”) is made effective as of 31 December 2023 (the “Amendment Effective Date”) by and between Ripple Markets APAC Pte. Ltd. (“Company”) and Tranglo Pte. Ltd. (“Purchaser”). Company and Purchaser are hereby referred to as “Party” individually and together as “Parties”. Terms not otherwise defined in this Amendment will have the definitions set forth in the Agreement.

WHEREAS, Ripple Labs Singapore Pte. Ltd. (“RLSG”) and the Purchaser entered into the Master XRP Commitment to Sell Agreement with effective date as of March 11, 2022, as amended from time to time (the “Agreement”). Any capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

WHEREAS, RLSG has as of 1 October 2023 (“Amalgamation Effective Date”) amalgamated with its related company, the Company, and has become one company, with the Company as the amalgamated company. As of the Amalgamation Effective Date, all rights, liabilities and obligations of RLSG under the Agreement have been automatically, by operation of law and in accordance with section 215G of the Singapore Companies Act 1967, transferred to the Company (the “Amalgamation”). The Purchaser acknowledges and agrees that it has been duly notified of the Amalgamation.

WHEREAS, the Parties wish to further amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.	Section 2(b) (Purchase Invoices) is deleted in its entirety and replaced with the following:

“(b)	Purchase Invoices.

(i)	On every Monday and Wednesday, Company will invoice Purchaser for the total XRP withdrawn since the last invoice was issued, in US Dollar (“USD”) or Singapore Dollar (“SGD”) equivalent together with the applicable On-Demand Service Fee with respect to (A) withdrawals made on behalf of Purchaser itself (“Treasury Invoice”) and (B) withdrawals made on behalf of a third party RippleNet Cloud customer (“RNC Customer Invoice”) and, for the avoidance of doubt, Company will provide Purchaser with two separate invoices and each invoice will state the period covered, such period being:

(A)	in the case of an invoice issued on a Monday, the period from Wednesday 00:00:00 UTC to Sunday 23:59:59 UTC immediately prior to that Monday; and

(B)	in the case of an invoice issued on a Wednesday, the period from Monday 00:00:00 UTC to Tuesday 23:59:59 UTC immediately prior to that Wednesday.

(ii)	For purposes of this Section 2(b), withdrawals are deemed to be made on a calendar day if made between 00:00:00 – 23:59:59 UTC.

(iii)	Purchaser shall pay the Company the amount in any undisputed invoice in USD or SGD, immediately upon receipt of such undisputed invoice. Purchaser shall send the Company a receipt (i.e. confirmation of a wire transfer, etc.) confirming such payment on or before the invoice due date.

(iv)	For any Committed XRP purchased and withdrawn by Purchaser, Purchaser agrees to pay Company an On-Demand Service Fee as set out in Appendix E of the Agreement. Such On-Demand Service Fee shall be calculated based on the total XRP purchased and charged in the billing currency of the applicable invoice.”

2.	Section 2(c) (Late Fees) is deleted in its entirety and replaced with the following:

“(c)	Late Fees. If payment pursuant to Section 2(b) above is not made on time, without limiting its other rights or remedies, Company may invoice Purchaser a one-time late fee of 0.50% on the outstanding invoice amount (the “Initial Late Fee”), and Purchaser acknowledges and agrees it shall pay the Company the amount, and in the currency, noted on such invoice immediately upon receipt of such invoice.

Company further reserves the right to impose a late payment charge of two percent (2%) per month or the maximum rate permitted by Requirement of Law (whichever is less) for each day that payment thereof is due but not yet paid (together with the Initial Late Fee, the “Late Fees”). Such late payment interest will be compounded daily as of the due date until Company’s receipt of payment of the outstanding amount. Company reserves the right to treat non-payment of undisputed amounts and applicable taxes as a material breach of this Agreement. If any such excess of interest is hereby provided for, or is adjudicated to be so provided, under this Agreement, Purchaser shall not be obligated to pay the excess amount. If Company ever receives, collects or applies an amount which would be in excess of the maximum amount permitted by Requirement of Law, it shall be applied as a payment and reduction of the principal owed amount, and if the principal owed amount has been paid in full in cash, any remaining excess shall be paid by the Company to the Purchaser.”

3.	Section 9(a) (Choice of Law; Jurisdiction and Venue) is deleted in its entirety and replaced with the following:

“(a)	Choice of Law. This Agreement and any dispute or claim (including non-contractual disputes or claims) shall be governed by, and construed in accordance with the laws of Singapore. The U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

(aa)	Dispute Resolution. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The Tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be English.”

All terms and conditions not amended and supplemented by this Amendment shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment through their duly authorized officers effective as of the Amendment Effective Date.

PURCHASER		COMPANY

TRANGLO PTE. LTD.		RIPPLE MARKETS APAC PTE. LTD.

By:		By:
Name:	Lee yuan hui	Name:	Fiona Murray
Title:	Group CEO	Title:	MD APAC
Date:	December 3, 2023	Date:	December 3, 2023